SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 12, 2012

WSFS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-16668	22-2866913
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

500 Delaware Avenue, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(302) 792-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

WSFS FINANICAL CORPORATION

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01        Entry into a Material Definitive Agreement.

On January 23, 2009, WSFS Financial Corporation (the “Company”) issued and sold to the United States Department of the Treasury (the “Treasury”) under the Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”) (i) 52,625 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 175,105 shares of the Company’s Common Stock, for an aggregate purchase price of $52,625,000.

On April 3, 2012, the Treasury sold all of the Company’s Series A Preferred Stock to third-party investors in a public offering.  Following the sale of the Series A Preferred Stock, the Company notified the Treasury that it would repurchase the Warrant for fair market value.  The board of directors of the Company has determined that it would be in the best interest of the Company and its stockholders to repurchase the Warrant.  Accordingly, on September 12, 2012, the Company entered into a Letter Agreement with the Treasury (“Warrant Repurchase Letter Agreement”) pursuant to which the Company repurchased the Warrant for $1,800,000, in cash.  A copy of the Warrant Repurchase Letter Agreement is attached hereto as Exhibit 10 and is incorporated herein by reference.  As a result of the aforementioned, the Warrant is no longer issued or outstanding and the Company’s participation in the TARP CPP is completed. In addition, while the Series A Preferred Stock is still outstanding, as a result of the Treasury’s sale of the Series A Preferred stock to third-party investors, the Company no longer has any securities outstanding to the Treasury.  Any repurchase or redemption of the Series A Preferred Stock by the Company would require regulatory approval.

Section 9 -- Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

	Exhibit No.	Description

	10	Warrant Repurchase Letter Agreement dated September 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WSFS FINANCIAL CORPORATION
Date: September 12, 2012	By:	/s/ Stephen A. Fowle
Stephen A. Fowle Executive Vice President and Chief Financial Officer (Duly Authorized Representative)